Prospectus Supplement No. 9 (to Prospectus dated May 12, 2023)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-260839

VIVID SEATS INC.

This prospectus supplement updates, amends and supplements the prospectus dated May 12, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-260839). Capitalized terms used and not otherwise defined in this prospectus supplement have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 13, 2023, which is set forth below.

This prospectus supplement is incomplete without the Prospectus. This prospectus supplement should be read together with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Keep this prospectus supplement with the Prospectus for future reference.

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “SEAT.” On December 12, 2023, the closing sale price of our Class A common stock was $6.90 per share. Our Vivid Seats Public IPO Warrants are listed on the Nasdaq Global Select Market under the symbol “SEATW.” On December 12, 2023, the closing sale price of our Vivid Seats Public IPO Warrants was $1.22 per warrant.

Investing in our Class A common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 6 of the Prospectus and under similar headings in the amendments and supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 13, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 07, 2023

Vivid Seats Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40926	86-3355184
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 E. Washington Street
Suite 900
Chicago, Illinois	60602
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 312 291-9966

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SEAT	The Nasdaq Stock Market LLC
Warrants to purchase one share of Class A common stock	SEATW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 7, 2023 (the “Effective Date”), the Compensation Committee of the Board of Directors (the “Committee”) of Vivid Seats Inc., a Delaware corporation (the “Company”), approved the following actions relating to the Company’s outstanding options to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”) granted under the Company’s 2021 Incentive Award Plan, as amended (the “Plan”): (a) certain outstanding options, with exercise prices ranging from $12.86 to $15.00 per share, were cancelled (the “Cancellation”); (b) the exercise price of certain outstanding options, with exercise prices ranging from $8.22 to $12.86 per share, was reduced to $6.76 per share, the closing price of the Class A Common Stock on the Nasdaq Global Select Market on the Effective Date, provided that if any such option is exercised prior to the one-year anniversary of the Effective Date, the holder will be required to pay the original exercise price (the “Repricing”); and (c) all outstanding options were amended to provide that, except as the Committee may otherwise approve, in the event of a holder’s Termination of Service (as defined in the Plan) (i) prior to the sixth anniversary of the grant date, such options will remain unexpired until the later of six years from the grant date and three months from the date of such Termination of Service, and (ii) on or following the sixth anniversary of the grant date, such options will remain unexpired until three months from the date of such Termination of Service, provided, in each case, that if such Termination of Service is (x) due to the holder’s death or Disability (as defined in the Plan), such options will remain unexpired until one year from the date of such Termination of Service, or (y) for Cause (as defined in the Plan), then the original expiration terms will apply (the “Amendment” and, together with the Cancellation and the Repricing, the “Modifications”). Other than with respect to the Modifications, the original terms of all outstanding options, including the vesting schedules and expiration dates, were unchanged. The Modifications affected options held by, among others, the Company’s executive officers.

The Committee approved the Modifications after careful consideration of various alternatives and a review of relevant factors with the advice of the Company’s independent compensation consultant. The Committee determined that the Modifications, which are permitted under the Plan, are in the best interests of the Company and its stockholders and provide the most effective means of retaining and motivating the Company’s key employees while preserving cash resources and without incurring stock dilution from significant additional equity grants.

The Cancellation and the Repricing affected the following options held by the Company’s named executive officers:

Cancellation

Name and Position	Shares Underlying Cancelled Options	Exercise Price Range of Cancelled Options
Stanley Chia, Chief Executive Officer	551,364	$12.86 – $15.00
Lawrence Fey, Chief Financial Officer	441,092	$12.86 – $15.00
Jon Wagner, Chief Technology Officer	220,546	$12.86 – $15.00

Repricing

Name and Position	Shares Underlying Original Options	Exercise Price Range of Original Options
Stanley Chia, Chief Executive Officer	1,477,666	$10.26 – $12.86
Lawrence Fey, Chief Financial Officer	1,031,757	$10.26 – $12.86
Jon Wagner, Chief Technology Officer	578,535	$10.26 – $12.86

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vivid Seats Inc.

Date: December 13, 2023	By:	/s/ Lawrence Fey
Lawrence Fey
Chief Financial Officer